Exhibit 99.4

FOR IMMEDIATE RELEASE ON TUESDAY, JANUARY 10, 2012

KODIAK OIL & GAS CORP. COMPLETES LATEST WILLISTON BASIN ACQUISITION

DENVER — January 10, 2012 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announces the closing of the previously announced acquisition of Williston Basin oil and gas producing properties and undeveloped leasehold.

Included in the acquisition are approximately 50,000 net leasehold acres and net production of approximately 3,600 barrels of oil equivalent per day located primarily in McKenzie and Williams Counties, N.D.  The acquisition includes a working interest in 19 gross (14.7 net) operated producing wells, 15 gross (1.9 net) non-operated wells and five gross (3.6 net) wells that have been drilled and are waiting on completion.

The purchase price for the asset package includes cash consideration of $588.4 million and $50 million in common shares of Kodiak priced at the five-day weighted average price of the shares prior to the second business day prior to closing, or $9.89 per common share.  The purchase price includes $48.4 million in post-closing adjustments to reflect the acquisition’s September 1, 2011 effective date.  Kodiak funded the cash balance due at closing through the release from escrow of the proceeds from the Company’s November 2011 high yield debt offering.

As previously disclosed, in connection with the closing of the November 2011 debt and equity offerings, Kodiak repaid all outstanding debt under its first lien credit agreement and, in conjunction with the closing of this acquisition, Kodiak repaid all of the outstanding debt under its second lien credit agreement. Kodiak’s current borrowing capacity under its first lien credit agreement is $225 million.

Including today’s acquisition, Kodiak’s acreage position in the Williston Basin now approximates 155,000 net acres.

The shares of common stock of Kodiak issued under the acquisition agreements have not been registered under the U.S. Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration thereunder or an applicable exemption from such registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

2011 Proved Reserves and Production Volumes

The Company also today announced that it expects to announce its 2011 estimated proved reserves quantities, its 2011 average daily production volumes and its December 31, 2011 exit rate production volumes later in January 2012.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring for, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the expectations and anticipated benefits of the acquisition transaction, the expansion of the Company’s presence in the Williston Basin and the Company’s operational, exploration and development plans.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11